EXHIBIT 10.4

MEMORANDUM RELATING TO BONUS STRUCTURE

FOR

JOSEPH SCHOHL

On October 17, 2005, the Company agreed to pay Joseph Schohl, Vice President, General Counsel and Secretary, an additional $125,000 in cash compensation on the anniversary date of the closing of the acquisition of Gambro Healthcare, Inc. for each of the two following years beginning on October 5, 2006, provided that Mr. Schohl continues to be an employee of the Company on such anniversary date. Such amount is in addition to amounts which Mr. Schohl is otherwise eligible to receive under his employment agreement with the Company.